Exhibit 99.1
CIENA Announces Completion of AKARA Transaction

    LINTHICUM, Md.--(BUSINESS WIRE)--Sept. 3, 2003--CIENA(R) Corporation (NASDAQ:CIEN), a leading provider of global network solutions, today announced the completion of its acquisition of AKARA Corporation pursuant to the terms of a merger agreement announced on August 21, 2003. In the transaction, CIENA acquired all outstanding shares of AKARA in exchange for $31 million in cash and approximately
2.3 million shares of CIENA common stock. The price paid in the transaction was approximately $46.2 million, based on the closing price of CIENA's common stock on August 29, 2003.
    AKARA is an emerging leader in the growing market of SONET/SDH-based extended storage area networking (SAN), or storage-over-distance solutions for enterprises and carriers. AKARA is focused on the opportunity arising as medium and large businesses look to meet higher data storage standards to ensure business continuity and disaster recovery.
    AKARA will continue operations from the Ottawa, Ontario facility.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    CONTACT: CIENA Corporation
             Press Contact:
             Denny Bilter or Aaron Graham
             877-857-7377
             email: pr@ciena.com
                 or
             Investor Contact:
             Suzanne DuLong or Jessica Towns
             888-243-6223
             email: ir@ciena.com